Exhibit 1(d)

                              ARTICLES OF TRANSFER

      Sci/Tech Holdings, Inc., a Maryland corporation (hereinafter the "Transferor"), and Merrill Lynch Technology Fund, Inc., a Maryland corporation (hereinafter the "Transferee"), hereby certify that:

      FIRST: The Transferor agrees to transfer all of its Technology Investments (as such term is defined in the Transferor's Plan of Reorganization dated as of October 7, 1991) to the Transferee in exchange for substantially all of the Transferee's common stock. The assets to be transferred are less than substantially all of the assets of the Transferor, which will continue to conduct its business. These Articles of Transfer are not required to be filed by law and are being filed voluntarily. These Articles of Transfer shall be effective as of 4:15 P.M. on April 27, 1992. No other bill of sale, stock transfer power or other transfer document shall be required to effect the transfer or related assumption of liabilities, but the parties hereto may utilize any such document they deem desirable.

      SECOND: The Transferor and Transferee are both Maryland corporations.

      THIRD: The address and principal place of business of the Transferee is 800 Scudders Mill Road, Plainsboro, New Jersey 08536.

      FOURTH: The principal office in Maryland of the Transferor is located in Baltimore City. The principal office in Maryland of the Transferee is located in Baltimore City. Neither the Transferor nor the Transferee owns an interest in land in any county in the State of Maryland.

      FIFTH: The consideration to be paid by the Transferee for the Transferor's Technology Investments shall be the assumption by the Transferee of all liabilities encompassed within the term Technology Investments (defined as aforesaid) and the transfer to the Transferor of full and fractional Class A shares and Class B shares of the Transferee's common stock, par value $0.10 per share, of an aggregate net asset value equal to the nearest one ten thousandth of one cent to the net asset value of the Technology Investments of the Transferor acquired by the Transferee. Such Class A shares and Class B shares of the Transferee shall be issued and delivered to the Transferor in the same proportion and in the same number as the Class A shares and Class B shares of the Transferor issued and outstanding when the transfer becomes effective as described in Article First hereof.

      SIXTH: The terms and conditions of the transaction set forth in these Articles of Transfer were advised, authorized and approved by the Transferor and the Transferee in the manner and by the vote required by their respective charters and the laws of Maryland. The manner of approval by the Transferor and the Transferee of the transaction set forth in these Articles is as follows. The board of directors of the Transferor duly adopted resolutions at meetings held on August 15, 1991, October 7, 1991, and October 30, 1991 that declared that said transaction is advisable and directed that the transaction be submitted for consideration by the stockholders at a Special Meeting of Stockholders. The transaction was duly approved by the stockholders of the Transferor in the manner and by the vote required by law at the Special Meeting of the Stockholders held on March 30, 1992, by the affirmative vote of at least two-thirds of the votes entitled to be cast by the holders of the Transferor's Class A and Class B common stock voting as a single class. The board of directors of the Transferee by resolution duly adopted on April 22, 1992, duly approved the transaction set forth in these Articles of Transfer.

      IN WITNESS WHEREOF, on this 22nd day of April 1992, the Transferor and the Transferee have caused these Articles of Transfer to be signed in their respective corporate names and on their behalf by their respective Presidents who acknowledge that these Articles of Transfer are the act of the Transferor and the Transferee and that to the best of their knowledge, information and belief and under penalties of perjury, all matters and facts with respect to authorization and approval of the transfer contained in these Articles of Transfer are true in all material respects.

                                       SCI/TECH HOLDINGS, INC.

                                       By: /s/ Arthur Zeikel
                                          --------------------------------------
                                       President

Attested:

/s/ Robert Harris
--------------------------------
Secretary

                                       MERRILL LYNCH TECHNOLOGY
                                         FUND, INC.

                                       By: /s/ Arthur Zeikel
                                          --------------------------------------
                                       President

Attested:

/s/ Robert Harris
--------------------------------
Secretary